                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      AMERICAN INTERNATIONAL GROUP, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

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     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1996

                                                                   April 2, 1996

To the Shareholders of
  AMERICAN INTERNATIONAL GROUP, INC.:

     The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. ("AIG") will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on Monday, May 20, 1996, at 11:00 o'clock A.M., for the following purposes:

     1. To elect 15 directors of AIG to hold office until the next annual election and until their successors are elected and qualified;

     2. To act upon a proposal to adopt a 1996 Employee Stock Purchase Plan;

     3. To act upon a proposal to select Coopers & Lybrand L.L.P. as independent accountants for 1996;

     4. To act upon a shareholder proposal requesting AIG to change the composition of the Nominating Committee;

     5. To act upon a shareholder proposal requesting AIG to provide a report on certain Board matters; and

     6. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 29, 1996 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York.

                                                By Order of the Board of
                                                Directors

                                                  KATHLEEN E. SHANNON
                                                                       Secretary

- --------------------------------------------------------------------------------

    If you cannot be present at the meeting, please sign the enclosed Proxy and return it at once in the accompanying postage prepaid envelope.

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                                PROXY STATEMENT
                                                                   April 2, 1996

     The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of American International Group, Inc., a Delaware corporation ("AIG"), to be held on May 20, 1996, or at any adjournment thereof. It may be revoked at any time prior to its use. Proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors, for the proposal to adopt a 1996 Employee Stock Purchase Plan, for the selection of Coopers & Lybrand L.L.P. as independent accountants for 1996, against the shareholder proposal requesting AIG to change the composition of the Nominating Committee, and against the shareholder proposal requesting AIG to provide a report on certain Board matters. These proxy materials are being mailed to shareholders of AIG commencing on or about April 2, 1996.

     Only shareholders of record at the close of business on March 29, 1996 will be entitled to vote at the meeting. On that date, 473,288,982 shares (exclusive of shares held by AIG and certain subsidiaries) of common stock, par value $2.50 per share ("AIG Common Stock"), were outstanding, each such share of stock having one vote.

                           I.  ELECTION OF DIRECTORS

     Fifteen directors are to be elected at the meeting to hold office until the next annual election and until their successors are elected and qualified. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom except Messrs. Evan G. Greenberg and Edmund S.W. Tse are currently members of your Board of Directors. Messrs. Freeman, Howell and Stempel, who are current members of your Board, will retire at the Annual Meeting. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the meeting, proxies will be voted for such persons as your Board of Directors shall recommend. Directors will be elected by a plurality of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote. The nominees and certain information supplied by them to AIG are as follows:

[PICTURE]                M. BERNARD AIDINOFF             PARTNER, SULLIVAN & CROMWELL
                         Age 67                          (Attorneys)
                         Director since 1984

[PICTURE]                LLOYD M. BENTSEN                PARTNER, VERNER, LIIPFERT, BERNHARD,
                                                         MCPHERSON & HAND (Attorneys);
                         Age 75                          FORMER UNITED STATES SECRETARY OF THE
                                                         TREASURY AND FORMER MEMBER,
                         Director since 1995             UNITED STATES SENATE
                                                         Director, IVAX Corp.
                                                                   Panhandle Eastern Corporation

- --------------------------------------------------------------------------------

[PICTURE]                MARSHALL A. COHEN               PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                                         THE MOLSON COMPANIES LIMITED
                         Age 60                          (Brewing, Chemical Specialties, Retail
                         Director since 1992             Merchandising and Sports and Entertainment)
                                                         Director, Barrick Gold Corporation
                                                         Lafarge Corporation

[PICTURE]                BARBER B. CONABLE, JR.          RETIRED; FORMER PRESIDENT, WORLD BANK, AND
                                                         FORMER MEMBER, UNITED STATES HOUSE OF
                         Age 73                          REPRESENTATIVES
                         Director since 1991             Director, First Empire State Corp.
                                                                   Manufacturers & Traders Trust Co.

[PICTURE]                MARTIN S. FELDSTEIN             PROFESSOR OF ECONOMICS, HARVARD UNIVERSITY;
                                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER, NATIONAL
                         Age 56                          BUREAU OF ECONOMIC RESEARCH
                                                         (Nonprofit Economic Research Center)
                         Director since 1987
                                                         Director, TRW, Inc.
                                                                   J. P. Morgan & Co. Incorporated

[PICTURE]                LESLIE L. GONDA                 CHAIRMAN, INTERNATIONAL LEASE FINANCE
                                                         CORPORATION ("ILFC")
                         Age 76                          (a wholly-owned subsidiary of AIG)
                         Director since 1990

[PICTURE]                EVAN G. GREENBERG               EXECUTIVE VICE PRESIDENT--FOREIGN GENERAL
                                                         INSURANCE, AIG
                         Age 41
                                                         Also serves as a director of C.V. Starr & Co.,
                                                         Inc. ("Starr") and Starr International Company,
                                                         Inc. ("SICO"), private holding companies (see
                                                         "Ownership of Certain Securities")

[PICTURE]                MAURICE R. GREENBERG            CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                         Age 70                          Director, Transatlantic Holdings, Inc.
                                                         ("Transatlantic"), which is owned
                         Director since 1967             48 percent by AIG
                                                         Also serves as Chairman of Transatlantic, a
                                                         director, President and Chief Executive Officer
                                                         of Starr, and a director of SICO and ILFC

- --------------------------------------------------------------------------------

[PICTURE]                CARLA A. HILLS                  CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
                                                         HILLS & COMPANY, INTERNATIONAL CONSULTANTS;
                         Age 62                          FORMER UNITED STATES TRADE REPRESENTATIVE
                                                         (Hills & Company provides international
                         Director since 1993             investment, trade and risk advisory services)
                                                         Director, AT&T Corp.
                                                         Chevron Corporation
                                                         Time Warner Inc.

[PICTURE]                FRANK J. HOENEMEYER             FINANCIAL CONSULTANT;
                                                         RETIRED VICE CHAIRMAN,
                         Age 76                          PRUDENTIAL INSURANCE COMPANY OF AMERICA
                         Director since 1985             Director, Ariad Pharmaceuticals, Inc.
                                                                   W.P. Carey & Co. Inc.
                                                                   Mitsui Trust Bank (USA)
                                                                   Cincinnati, Inc.
                                                                   Wellsford Residential Property Trust

[PICTURE]                EDWARD E. MATTHEWS              VICE CHAIRMAN--FINANCE, AIG
                         Age 64                          Also serves as a director of Transatlantic,
                                                         Starr, SICO and ILFC
                         Director since 1973

[PICTURE]                DEAN P. PHYPERS                 RETIRED SENIOR VICE PRESIDENT,
                                                         INTERNATIONAL BUSINESS MACHINES CORPORATION
                         Age 67
                                                         Director, Bethlehem Steel Corporation
                         Director since 1979                       Cambrex
                                                                   Church & Dwight Co. Inc.

[PICTURE]                JOHN J. ROBERTS                 VICE CHAIRMAN--EXTERNAL AFFAIRS, AIG
                         Age 73                          Director, The Adams Express Company
                                                                   Petroleum & Resources Corporation
                         Director since 1967             Also serves as a director of Starr and SICO

[PICTURE]                THOMAS R. TIZZIO                PRESIDENT, AIG
                         Age 58                          Also serves as a director of Transatlantic,
                                                         Starr and SICO
                         Director since 1986

- --------------------------------------------------------------------------------

[PICTURE]                EDMUND S.W. TSE                 EXECUTIVE VICE PRESIDENT -- LIFE
                                                         INSURANCE, AIG
                         Age 58
                                                         Also serves as a director of Starr and SICO

- --------------------------------------------------------------------------------

     The principal occupation or affiliation of the nominees is shown in bold face type. Each of the directors who is also an executive officer of AIG has, for more than five years, occupied an executive position with AIG or companies that are now its subsidiaries, and, except as hereinafter noted, each other director has occupied an executive position with his company or organization listed above for at least five years. Mr. Bentsen served as United States Secretary of the Treasury from January 20, 1993 until December 22, 1994, and as United States Senator from Texas from 1971 until 1993. Mr. Conable retired on September 1, 1991 as President of The World Bank. Ambassador Hills served as United States Trade Representative from 1989 until 1993. Evan G. Greenberg is the son of M.R. Greenberg.

     There were four regularly scheduled meetings, and one special meeting, comprising all the meetings of the Board, during 1995. All of the directors except Mr. Bentsen attended at least 75% of the aggregate of all meetings of the directors and of the committees of the Board on which they served.

     Messrs. Aidinoff, Conable, Hoenemeyer, Howell and Phypers and Mrs. Hills are the current members of the Audit Committee, which held four meetings during 1995. The primary function of the Audit Committee is to give general advice to the Board and the officers in matters relating to the audits of the records of account of AIG and its subsidiaries. The Committee reviews the performance and scope of audit and non-audit services provided by the independent accountants during the fiscal year and recommends to the Board the nomination of the independent public accountants as auditors for the ensuing fiscal year. In addition, the Committee reviews reports issued by the internal auditing department and the independent accountants.

     The Stock Option and Compensation Committee, which held eight meetings during 1995, administers the various AIG stock option plans, establishes the compensation of the Chief Executive Officer and sets policy for compensation for senior management. Current members of the Committee are Messrs. Cohen, Conable, Hoenemeyer and Howell.

     The Executive Committee, which held nine meetings in 1995, is comprised of Messrs. Aidinoff, M.R. Greenberg, Howell, Roberts, Stempel and Tizzio. Although the Executive Committee formally serves as a nominating committee, in practice the Board serves as a committee of the whole in determining nominees for membership. Any member of the Board can present names for consideration, and no action is taken on any candidate until that candidate is discussed with each non-employee member of the Board. All proposed nominees for membership on the Board of Directors submitted in writing by shareholders to the Secretary of AIG will be brought to the attention of the Executive Committee. Messrs. Bentsen, Conable, Feldstein, M.R. Greenberg, Hoenemeyer, Howell, Matthews and Phypers serve as members of the Finance Committee, which oversees the financial affairs and investment activities of AIG and its subsidiaries and which held twelve meetings during 1995.

OWNERSHIP OF CERTAIN SECURITIES

     The following table summarizes the ownership of equity securities of AIG and its parents by the directors and nominees, by the executive officers named in the Summary Compensation Table (as set forth under the caption "Compensation of Directors and Executive Officers") and by the directors and executive officers as a group.

                                                           EQUITY SECURITIES OF AIG AND ITS PARENTS
                                                         OWNED BENEFICIALLY AS OF JANUARY 31, 1996(1)
                                ----------------------------------------------------------------------------------------------
                                                                                STARR                          SICO
                                              AIG                            COMMON STOCK                  VOTING STOCK
                                          COMMON STOCK                --------------------------    --------------------------
                                --------------------------------        AMOUNT AND                    AMOUNT AND
                                AMOUNT AND NATURE OF     PERCENT         NATURE OF       PERCENT       NATURE OF       PERCENT
                                     BENEFICIAL            OF           BENEFICIAL         OF         BENEFICIAL         OF
DIRECTOR OR EXECUTIVE OFFICER   OWNERSHIP(2)(3)(4)(5)     CLASS        OWNERSHIP(6)       CLASS        OWNERSHIP        CLASS
- -----------------------------   ---------------------    -------      ---------------    -------    ---------------    -------
M. Bernard Aidinoff..........             14,922             (7)                0            --             0              --
Lloyd M. Bentsen.............              5,560             (7)                0            --             0              --
Marshall A. Cohen............              9,075             (7)                0            --             0              --
Barber B. Conable, Jr. ......             12,225             (7)                0            --             0              --
Martin S. Feldstein..........             19,393             (7)                0            --             0              --
Houghton Freeman.............          1,376,240            .29               250          1.26            10            9.09
Leslie L. Gonda..............          5,208,450           1.10                 0            --             0              --
E.G. Greenberg...............             50,552            .01             1,000          5.03             0              --
M. R. Greenberg..............         10,675,162           2.25             5,000         25.16            10            9.09
Carla A. Hills...............             10,136             (7)                0            --             0              --
Frank J. Hoenemeyer..........             20,239             (7)                0            --             0              --
John I. Howell...............             64,597            .01                 0            --             0              --
Edward E. Matthews...........            379,747            .08             2,250         11.32            10            9.09
Dean P. Phypers..............             16,419             (7)                0            --             0              --
John J. Roberts..............          1,221,811            .26             1,000          5.03            10            9.09
Ernest E. Stempel............          6,162,522           1.30             1,500          7.55            10            9.09
Thomas R. Tizzio.............            191,900            .04             1,500          7.55            10            9.09
Edmund S.W. Tse..............            101,481            .02             1,125          5.66            10            9.09
All Directors and Executive
  Officers of AIG as a Group
  (32 individuals)...........         28,384,197           6.20            16,500         83.02            90           81.82

- ------------

(1) Amounts of equity securities of Starr and SICO shown represent shares as to which the individual has sole voting and investment power. With respect to shares of AIG Common Stock, totals include shares as to which the individual shares voting and investment power as follows:
     Feldstein -- 5,625 shares with his wife, Freeman -- 847,727 shares with co-trustees, E.G. Greenberg -- 2,627 shares with co-trustees, M.R. Greenberg -- 10,066,726 shares with his wife and 25,340 shares with co-trustees, Howell -- 45,540 shares with his wife, Tizzio -- 73,801 shares with his wife, all directors and executive officers of AIG as a group -- 11,131,506 shares.

(2) Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
     Aidinoff -- 7,500 shares, Bentsen -- 3,750 shares, Cohen -- 7,500 shares, Conable -- 7,500 shares, Feldstein -- 7,500 shares, Freeman -- 80,634 shares, E.G. Greenberg -- 11,062 shares, M.R. Greenberg -- 385,312 shares, Hills -- 7,500 shares, Hoenemeyer -- 7,500 shares, Howell -- 7,500 shares, Matthews -- 126,000 shares, Phypers -- 7,500 shares, Roberts -- 8,625 shares, Stempel -- 54,852 shares, Tizzio -- 118,031 shares, Tse -- 38,855 shares, all directors and executive officers of AIG as a group -- 1,089,251 shares.

(3) Amount of shares shown for each of Messrs. M.R. Greenberg, Roberts and Stempel does not include 4,974,512 shares held as trustee for the Starr Trust, as to which they disclaim beneficial ownership. Inclusion of these shares would increase the total ownership shown for each of the trustees by
     1.05 percent.

(4) Amount of equity securities shown also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership:
     Matthews -- 4,750 shares, Tizzio -- 13,302 shares, all directors and executive officers of AIG as a group -- 18,205 shares.

(5) Amount of shares shown for Mr. M.R. Greenberg also excludes 1,575,655 shares owned directly by Starr (representing 25.16 percent of the shares owned directly by Starr) as to which Mr. M.R. Greenberg disclaims beneficial ownership.

(Footnotes continued from preceding page)
(6) As of February 1, 1996, Starr also had outstanding 4,500 shares of Common Stock Class B, a non-voting stock, and 143 shares of Special Preferred Stock, Series 3. None of the nominees holds such shares. Shares of Starr's Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I, Series J, Series K, Series L and Series M Preferred Stock and its 5% Subordinated Preferred Stock were held by the nominees as follows on January 31, 1996: Preferred Stock, Series A--M.R. Greenberg (5,000), Matthews (1,500), and Roberts (2,500); Preferred Stock, Series B--M.R. Greenberg (5,000), Matthews (1,750) and Roberts (2,500); Preferred Stock, Series C--M.R. Greenberg (5,000), Matthews (1,750), Roberts (2,500) and Tizzio (125); Preferred Stock, Series D--M.R. Greenberg (5,000), Matthews (1,750), Roberts (2,500) and Tizzio (375); Preferred Stock, Series E--M.R. Greenberg (5,000), Matthews (2,000), Roberts (2,500), Tizzio (625) and Tse (125); Preferred Stock, Series F--M.R. Greenberg (5,000), Matthews (2,000), Roberts (2,500), Tizzio (1,000) and Tse (125); Preferred Stock, Series G--M.R. Greenberg (5,000), Matthews (2,250), Roberts (2,250), Tizzio (1,000) and Tse (250); Preferred Stock, Series H--E.G. Greenberg (125), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Tizzio (1,000)
     and Tse (250); Preferred Stock, Series I--E.G. Greenberg (125), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Tizzio (1,000) and Tse (250); Preferred Stock, Series J--E.G. Greenberg (250), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Tizzio (1,000) and Tse (500);
     Preferred Stock, Series K--E.G. Greenberg (375), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Tizzio (1,250) and Tse (750); Preferred Stock, Series L--E.G. Greenberg (375), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Tizzio (1,250) and Tse (750); Preferred Stock, Series M--E.G. Greenberg (500), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,250), Tizzio (1,500) and Tse (1,000); and 5% Subordinated Preferred Stock--M.R. Greenberg (100) and Roberts (50). The total outstanding shares were: Preferred Stock, Series A (16,240), Preferred Stock, Series B (16,055), Preferred Stock, Series C (16,805), Preferred Stock, Series D (17,680), Preferred Stock, Series E (19,180), Preferred Stock, Series F (20,805), Preferred Stock, Series G (20,750), Preferred Stock, Series H (20,125), Preferred Stock, Series I (20,625), Preferred Stock Series J (21,875), Preferred Stock, Series K (22,750), Preferred Stock, Series L (22,750), Preferred Stock, Series M (22,750) and 5% Subordinated Preferred Stock (340).

(7) Less than .01%.

     The only person who, to the knowledge of AIG, owns in excess of five percent of the AIG Common Stock is SICO, P.O. Box 152, Hamilton, Bermuda. At January 31, 1996, SICO held 75,790,001 shares, or 15.98 percent of the outstanding AIG Common Stock. The Starr Foundation and Starr (both having executive offices at 70 Pine Street, New York, New York) held 16,593,128 shares and 11,237,054 shares (including 4,974,512 shares held by the C. V. Starr & Co. Inc. Trust), or 3.50 percent and 2.37 percent, respectively, of the outstanding AIG Common Stock on that date.

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10 percent holders of AIG Common Stock to file reports concerning their ownership of AIG equity securities. During 1995, each of Messrs. Freeman, E.G. Greenberg and M.R. Greenberg filed a late report on Form
4. Mr. Freeman failed to timely report the sale of 28,000 shares owned by a trust for the benefit of the estate of Mansfield Freeman, of which he is trustee. Mr. E.G. Greenberg failed to timely report the sale of 210 shares. Mr. M.R. Greenberg failed to report timely one transaction, the disposition of 1,044 shares made by Starr pursuant to the Starr Purchase Plan. Each of Messrs. Manton and Milton, executive officers of AIG, filed one late report. Mr. Manton failed to timely report the sale of 15,000 shares and Mr. Milton failed to timely report the sale of 468 shares.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Directors who are employees of AIG or its subsidiaries do not receive fees for service on the Board or the committees. Each other director of AIG receives director's fees of $15,000 per year, plus $1,500 for each Board meeting attended. An annual fee of $3,500 is paid to each member of each committee of the Board. Members of each committee also receive $1,500 for each committee meeting attended. In addition, directors who are not employees of AIG or its subsidiaries each purchase 450 shares of AIG Common Stock per year, for which they are reimbursed by AIG. During February 1995, Mr. Bentsen was granted an option to purchase 15,000 shares of AIG Common Stock at $66.67 per share, and each of Mrs. Hills and Messrs. Aidinoff, Cohen, Conable, Feldstein, Hoenemeyer, Howell and Phypers was granted an option to purchase 7,500 shares of AIG Common Stock at $66.67 per share. These options reflect adjustment for the stock split effected as a 50 percent stock dividend paid in July, 1995.

     Mr. Aidinoff is a partner in the law firm of Sullivan & Cromwell, and Ambassador Hills was, during a portion of 1995, a partner in the law firm of Mudge Rose Guthrie Alexander & Ferdon LLP, each of which in 1995 provided legal services to AIG and its subsidiaries, receiving normal fees for services rendered. Ambassador Hills has also entered into a consulting arrangement with AIG through Hills & Company, whereby she provides services to AIG.

     The following Summary Compensation Table sets forth the compensation accrued for services in all capacities to AIG and its subsidiaries by M.R. Greenberg, the Chairman and Chief Executive Officer of AIG, and the other four most highly compensated executive officers of AIG at December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                             COMPENSATION
                                         ANNUAL COMPENSATION       ---------------------------------
          NAME AND                     ------------------------         AWARDS          PAYOUTS          ALL OTHER
     PRINCIPAL POSITION        YEAR      SALARY        BONUS       STOCK OPTIONS(#) LTIP PAYOUTS(1)   COMPENSATION(2)
- -----------------------------  ----    ----------    ----------    ---------------- ---------------- ------------------
M.R. Greenberg...............  1995    $1,000,000    $3,150,000(3)      50,000         $       --         $  6,923
Chairman and Chief             1994     1,000,000     2,750,000(3)      37,500(4)       8,330,000            3,080
  Executive Officer            1993     1,231,731     1,100,000         37,500(4)       4,027,725            2,998
E.E. Matthews................  1995       466,924       470,000         15,000                 --            7,844
Vice Chairman -- Finance       1994       416,924       350,000         15,000(4)       2,940,000            3,080
                               1993       316,923       350,000         15,000(4)       1,184,625            2,998
T.R. Tizzio..................  1995       456,624       410,000         15,000                 --            7,835
President                      1994       416,239       300,000         22,500(4)       2,450,000            3,080
                               1993       329,273       300,000         15,000(4)         947,700            2,998
E.S.W. Tse...................  1995       285,000       277,500         10,000                 --           35,625
Executive Vice President --    1994       275,000       195,834         10,500(4)       1,176,000           34,375
  Life Insurance               1993       266,580       199,430          9,000(4)         473,850           33,322
E.E. Stempel.................  1995       250,000       290,000         15,000                 --               --
Vice Chairman -- Life
  Insurance                    1994       225,000       250,000         15,000(4)       1,960,000               --
                               1993       200,000       250,000         12,000(4)         947,700               --

- ---------------
(1) Amounts shown in 1993 represent the value, based on the closing sale price of AIG Common Stock on December 31, 1993 ($58.50), of shares of AIG Common Stock allocated but not distributed under a Deferred Compensation Profit Participation Plan (the "SICO Plan") provided to certain senior AIG employees, including AIG executive officers, by SICO. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including AIG. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is charged to or absorbed by AIG. The SICO Plan provides that shares may be set aside by SICO for the benefit of the participant and distributed upon retirement. Prior to retirement, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares. Shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. In March, 1993, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1990. The number of AIG shares allocated to named executive officers is as follows:
    Greenberg -- 68,850 shares; Matthews -- 20,250 shares; Tizzio -- 16,200 shares; Stempel -- 16,200 shares; Tse -- 8,100 shares. Amounts shown in 1994 represent the value, based on the closing sale price of AIG Common Stock on the New York Stock Exchange on December 31, 1994 ($65.33), of shares of AIG Common Stock allocated in March, 1995 but not distributed under the SICO Plan with respect to units awarded in December, 1992. The number of shares allocated to named executive officers is as follows: Greenberg -- 127,500 shares; Matthews -- 45,000 shares; Tizzio -- 37,500 shares;
    Stempel -- 30,000 shares; Tse -- 18,000 shares. All share amounts and sale prices are adjusted to reflect the stock split effected as a 50 percent stock dividend in July, 1995.
(2) Amounts shown for Messrs. Greenberg, Matthews and Tizzio represent matching contributions under AIG's 401(k) Plan. Amounts shown for Mr. Tse reflect contributions by AIG to the American International Companies (Hong Kong) Staff Provident Plan.
(3) Paid pursuant to the Chief Executive Officer Performance Based Compensation Plan approved by the shareholders in May, 1994.
(4) Adjusted to reflect stock split effected as a 50 percent stock dividend in 1995.

     The following table summarizes certain information with respect to grants of options to purchase AIG Common Stock which were granted during 1995 to the five individuals named in the Summary Compensation Table, to all executive officers of AIG as a group, and to all employees.

                             OPTION GRANTS IN 1995

                                                                                       POTENTIAL REALIZABLE
                                                                                     VALUE* AT ASSUMED ANNUAL
                                                                                       RATES OF STOCK PRICE
                                        PERCENTAGE OF                                APPRECIATION FOR OPTION
                                        TOTAL OPTIONS                                          TERM
                               OPTIONS   GRANTED TO    EXERCISE                     --------------------------
                     DATE      GRANTED    EMPLOYEES      PRICE       EXPIRATION                        10
       NAME        OF GRANT      (1)     DURING 1995   PER SHARE        DATE        5 PERCENT(2)   PERCENT(3)
- ------------------ ---------   -------  -------------  ---------     ----------     ------------  ------------
M.R. Greenberg....  12/14/95    50,000        8.97      $ 93.25        12/14/05     $  2,932,221  $ 7,430,824
E.E. Matthews.....  12/14/95    15,000        2.69        93.25        12/14/05          879,666    2,229,247
T.R. Tizzio.......  12/14/95    15,000        2.69        93.25        12/14/05          879,666    2,229,247
E.S.W. Tse........  12/14/95    10,000        1.79        93.25        12/14/05          586,444    1,486,164
E.E. Stempel......  12/14/95    15,000        2.69        93.25        12/14/05          879,666    2,229,247
All Executive
  Officers of AIG
  as a Group (21
  individuals)....   Various   176,900       31.72        89.22(4)      Various        9,925,325   25,152,722
All Employees.....   Various   557,675      100.00        90.33(4)      Various       31,680,430   80,284,430
All Shareholders
  Stock
 Appreciation(5)..    N/A        N/A           N/A       N/A            N/A         $27.6 billion $69.9 billion
All Unaffiliated
  Shareholders
  Stock
 Appreciation(5)..    N/A        N/A           N/A       N/A            N/A         $19.7 billion $50.0 billion

- ---------------

  * Options would have no realizable value if there were no appreciation or if there were depreciation from the price at which the options were granted, $93.25.

(1) All options were granted pursuant to the 1991 Employee Stock Option Plan at an exercise price equal to the fair market value of such stock at the date of grant. The option grants provide that 25 percent of the options granted on any date become exercisable on each anniversary date in each of the successive four years.

(2) Appreciated price would be $151.89 per share for the individuals named, $145.32 per share for all executive officers and $147.14 per share for all employees.

(3) Appreciated price would be $241.87 per share for the individuals named, $231.40 per share for all executive officers and $234.29 per share for all employees.

(4) Weighted average exercise price per share.

(5) Calculated using the 474,184,233 shares of AIG Common Stock outstanding at December 31, 1995.

     The following table summarizes certain information with respect to the exercise of options to purchase AIG Common Stock during 1995 by the five individuals named in the Summary Compensation Table and the unexercised options to purchase AIG Common Stock held by such individuals at December 31, 1995.

      AGGREGATED OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 1995
                      AND DECEMBER 31, 1995 OPTION VALUES

                                                          NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS
                            SHARES                          DECEMBER 31, 1995         AT DECEMBER 31, 1995(2)
                          ACQUIRED ON       VALUE       -------------------------    -------------------------
         NAME              EXERCISE      REALIZED(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- -----------------------   -----------    -----------    -------------------------    -------------------------
M.R. Greenberg.........     112,500      $6,833,745          385,312/110,938           $23,590,607/$1,965,645
E.E. Matthews..........      14,175         737,378          126,000/ 39,375             7,414,063/   786,250
T.R. Tizzio............       4,012         251,428          118,031/ 45,000             6,752,423/   943,282
E.S.W. Tse.............          --              --           36,655/ 25,188             1,908,015/   480,957
E.E. Stempel...........       7,867         329,773           54,852/ 36,750             2,891,535/   691,813

- ---------------

(1) Aggregate market value on date of exercise (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

(2) Aggregate market value on December 31, 1995 (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

     The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 1994 (with respect to the 1995-1996 period) to the five individuals named in the Summary Compensation Table. There were no additional benefits granted during 1995.

                 LONG-TERM INCENTIVE PLANS -- AWARDS IN 1994(1)

                NAME                NUMBER OF UNITS     PERFORMANCE PERIOD      ESTIMATED FUTURE PAYOUTS
- ---------------------------------------------------     -------------------    --------------------------
M. R. Greenberg.....................   10,000                Two years                100,000 shares
E. E. Matthews......................    3,500                Two years                 35,000 shares
T. R. Tizzio........................    3,500                Two years                 35,000 shares
E. E. Stempel.......................    2,000                Two years                 20,000 shares
E.S.W. Tse..........................    1,500                Two years                 15,000 shares

- ------------

(1) Awards represent grants of units under the SICO Plan described in Note 1 to the Summary Compensation Table with respect to the two-year period from January 1, 1995 through December 31, 1996. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two-year period. As a result, the number of shares to be allocated with respect to units held for the 1995-1996 period and the value of such shares cannot be determined at this time. The number of shares shown under "Estimated Future Payouts" represent the number of shares allocable to the named individuals based upon the units awarded to them for the 1995-1996 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 1995-1996 period were the same as those used to allocate the shares of AIG Common Stock for the 1993-1994 period. As noted in the description of the SICO Plan in Note 1 to the Summary Compensation Table, prior to retirement, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age.

     In order to facilitate the performance of their management responsibilities, AIG provides to Messrs. M.R. Greenberg and Roberts automobiles and drivers and to these individuals and other officers and employees the use of a yacht and corporate aircraft, club memberships, recreational opportunities and clerical and investment management services. These facilities are provided for use for business purposes and the costs thereof are considered ordinary and necessary business expenses of AIG. Any personal benefit any of these persons may have derived from the use of these facilities or from the services provided is regarded as incidental and the amount thereof has therefore not been included in the compensation shown in the Summary Compensation Table.

     Messrs. Freeman, E.G. Greenberg, M.R. Greenberg, Matthews, Roberts, Stempel, Tizzio and Tse or certain of them, are directors and officers of SICO, directors and members of the Starr Foundation and directors and officers of Starr. These individuals also receive compensation as officers of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for AIG matters and such compensation is not included in the compensation for services to AIG shown in the Summary Compensation Table.

     AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. The premium for the year ending May 24, 1996 is approximately $2,700,000.

PENSION BENEFITS

     Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ("Original Pension Plan"). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ("Current Retirement Plan") was established, with provisions substantially the same as the Original Pension Plan, except for the non-contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's "covered compensation" (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's "covered compensation" plus 1.75% times Average Final Compensation in excess of 150% of "covered compensation" times years of credited service prior to April 1, 1985; plus .925% times Average Final Compensation up to 150% of the employee's "covered compensation" plus 1.425% times Average Final Compensation in excess of 150% of "covered compensation" times years of credited service after April 1, 1985.

     As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

     The AIG savings plan ("401(k) Plan") for employees provides for salary reduction contributions by employees and matching contributions by AIG. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

     Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and the Supplemental Plan are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

                                                 TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
  3 YEAR AVERAGE                   ---------------------------------------------------------------------------------
FINAL COMPENSATION                 10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
- ------------------                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
  $  125,000.....................  $  15,024   $  30,024   $  45,024   $  60,024   $  60,024   $  60,024   $  60,024
  $  150,000.....................     21,024      39,024      57,024      75,024      75,024      75,024      75,024
  $  175,000.....................     27,024      48,024      69,024      90,024      90,024      90,024      90,024
  $  200,000.....................     33,024      57,024      81,024     105,024     105,024     105,024     105,024
  $  225,000.....................     39,024      66,024      93,024     120,024     120,024     120,024     120,024
  $  250,000.....................     45,024      75,024     105,024     135,024     135,024     135,024     135,024
  $  300,000.....................     57,024      93,024     129,024     165,024     165,024     165,024     165,024
  $  375,000.....................     75,024     120,024     165,024     210,024     210,024     210,024     210,024
  $  400,000.....................     81,024     129,024     177,024     225,024     225,024     225,024     225,024
  $  500,000.....................    105,024     165,024     225,024     285,024     285,024     285,024     285,024
  $  750,000.....................    165,024     255,024     345,024     435,024     435,024     435,024     435,024
  $1,000,000.....................    225,024     345,024     465,024     585,024     585,024     585,024     585,024
  $1,375,000.....................    315,024     480,024     645,024     810,024     810,024     810,024     810,024

- ------------
     With respect to the individuals named in the Summary Compensation Table, other than Mr. Tse, their respective years of credited service (under both plans) through December 31, 1995 are as follows: Greenberg--35 years; Matthews--22.2 years; Stempel--44 years; Tizzio--27.7 years. Pensionable salary includes only the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to bonuses or overtime pay. For such named individuals, pensionable salary during 1995 was as follows:
Greenberg--$1,000,000; Matthews--$466,924; Stempel--$250,000; Tizzio--$456,624.

     During 1986, AIG adopted the Supplemental Plan to provide additional retirement benefits to designated executives and key employees. Under the Supplemental Plan, annual benefits, not to exceed 60% of Average Final Compensation, accrue at a rate of 2.4% of Average Final Compensation for each year of service or fraction thereof for each full month of active employment. The benefit payable under the Supplemental Plan is reduced by payments from the Original Pension Plan, the Current Retirement Plan, Social Security Benefit and any payments from a qualified pension plan of a prior employer. Messrs. Greenberg, Matthews, Stempel and Tizzio were participants in the Supplemental Plan at December 31, 1995. Federal legislation limits the benefits which may be payable from the Current Retirement Plan. Effective January 1, 1991, the Supplemental Plan was amended to provide a benefit to Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation.

     Mr. Tse participates in the American International Companies (Hong Kong) Staff Provident Plan, a defined contribution plan which requires employee contributions of five percent of salary. Contributions to this plan by AIG vary based on employee service. During 1995, AIG contributed 12.5 percent of Mr. Tse's pensionable salary of $285,000 to the plan based on his 34.6 years of service.

CERTAIN TRANSACTIONS

     Certain transactions in 1995 effected in the ordinary course of business between AIG and its subsidiaries and SICO and Starr are summarized in the following table:

                                                                                   SICO             STARR
                                                                                   AND               AND
                                                                               SUBSIDIARIES      SUBSIDIARIES
                                                                               ------------      ------------
                                                                                       (in thousands)
AIG and Subsidiaries Paid:
  For production of insurance business*...................................       $     --          $ 42,600
  For services (at cost)**................................................          1,200                34
  Rentals.................................................................          5,000                --
AIG and Subsidiaries Received:
  For services (at cost)**................................................          1,500            10,400
  Rentals.................................................................             --             3,700

- ------------
 *From these payments, which constituted approximately 37% of Starr's gross revenues for the year, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid at terms available to unaffiliated parties, and represent approximately .2% of the gross revenues of AIG.

**These services are provided and obtained at a cost which, in the opinion of the management of AIG, does not exceed the cost of obtaining such services from unaffiliated sources.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Stock Option and Compensation Committee, currently comprised of Messrs. Cohen, Conable, Hoenemeyer and Howell, is the committee of the Board responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation at the senior levels of AIG, as well as administering AIG's various employee stock option plans.

     In determining the compensation which is appropriate for both the Chief Executive Officer and other members of senior management, the Stock Option and Compensation Committee's starting point is AIG's salary administration philosophy, which is to pay within a range that helps meet business objectives while considering external and internal influences and the level of funding allocated to employee compensation. At senior positions, one of the objectives is to pay at a level that allows AIG to attract, retain and motivate key executives by paying them competitively compared to peers within a selected group of major companies in the insurance industry while comparing AIG's performance to the performance of those companies. In so doing, a variety of factors are considered, including the performance of AIG relative to those companies as measured by standards such as net income and its growth over prior periods, return on equity and property and casualty underwriting performance; the level of compensation paid to senior officers within the selected group of companies; the level of individual contribution by these senior officers to the performance of AIG; and, in the case of the Chief Executive Officer, his compensation as a percentage of net income. In determining 1995 compensation, the Committee did not use a specific formula in evaluating the various factors, in determining the specific amount of compensation payable or in determining the allocation of compensation to salary, bonus and stock option grants but believes that such compensation is commensurate with the services rendered. The weight given to each factor with respect to each element of compensation is within the individual discretion and judgment of each member of the Committee. Each member also takes the appropriateness of the entire package into account when evaluating each element of compensation. With respect to the Chief Executive Officer, the compensation in excess of the salary was determined under the formula included in the performance-based compensation plan (the "Plan") adopted and approved by the shareholders in 1994, based upon the pre-tax return, with certain adjustments, on AIG's consolidated common shareholders' equity as of December 31, 1994, with certain adjustments.

     AIG's after-tax return on equity (excluding capital gains) for 1994 was
13.4 percent and for 1995 was 13.9 percent. The average after-tax return on equity (excluding capital gains) of AIG's peer group, which is the same as the peer group used for the performance graph presented below, was reported by Conning & Company, a leading insurance research and asset management company, to be 9.5 percent for 1994 and estimated by Conning to be 8.7 percent for 1995, respectively. AIG evaluates underwriting performance on the basis of the combined ratio

(which is the sum of the statutory loss ratio and the statutory expense ratio), a measure of underwriting performance commonly used by property and casualty insurers. AIG's property and casualty underwriting performance for 1994 and 1995, as measured by its combined ratio, exceeded that of AIG's peer group. AIG's combined ratios for 1994 and 1995 were 98.75 and 97.04, respectively, while those for its peer group averaged 109.9 and 112.3, respectively. The total compensation of the Chief Executive Officer for 1995 represented approximately
 .17 percent of net income of AIG for that year. The cash compensation for both the Chief Executive Officer and the executive officers in general ranked at approximately the 73rd percentile when compared to the compensation of executives of the companies included within the peer group for 1994, the last year for which comparable information is publicly available.

     As part of its consideration of the Chief Executive Officer's compensation, the Committee also reviewed the activities and accomplishments of the Chief Executive Officer in promoting the long-term interests of AIG through participation in the debate on the future of the financial services and insurance industries, in discussions on trade relations and international affairs and in other similar endeavors.

     On the basis of the general factors set forth above, the Committee determined in 1994 the base salaries and participation in the supplementary bonus program for 1995 and bonuses for 1994 performance and in 1995, the base salaries and participation in the supplementary bonus program for 1996 and the bonuses for 1995 performance.

     The Committee has recognized, in making these compensation determinations, that AIG has traditionally encouraged long-term strategic management and the enhancement of shareholder value by providing high performing key executives the opportunity for superior capital accumulation over the course of their careers with AIG in the form of stock options. This is a tradition that the Committee believes to have contributed significantly to AIG's considerable success over the years.

     Section 162(m) of the Internal Revenue Code (the "Code") denies a tax deduction to any publicly-held corporation such as AIG for compensation paid to the chief executive officer and four most highly compensated officers of a corporation in a taxable year to the extent that any such individual's compensation exceeds $1,000,000 unless certain requirements for performance-based compensation are satisfied. It is currently the intention of AIG that all compensation for the Chief Executive Officer and the four other most highly compensated officers in excess of $1,000,000 will be performance-based and therefore will be deductible in accordance with Section 162(m). Bonus payments to the Chief Executive Officer for 1995 pursuant to the Plan will be deductible by AIG for federal income tax purposes.

     No member of the Committee is a former or current officer or employee of AIG or any of its affiliated companies or is receiving compensation from AIG in any capacity other than as a director.

                                    Stock Option and Compensation Committee
                                    American International Group, Inc.

                                    Marshall A. Cohen
                                    Barber B. Conable, Jr.
                                    Frank J. Hoenemeyer
                                    John I. Howell

PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total shareholder return on AIG Common Stock for a five year period (December 31, 1990 to December 31, 1995) with the cumulative total return of the Standard & Poor's 500 stock index (which includes AIG) and a peer group of companies (the "Peer Group") consisting of seven multi-line or property/casualty insurance companies to which AIG has traditionally compared its business and operations: Aetna Life & Casualty Company, Chubb Corporation, CIGNA Corporation, CNA Financial Corporation, General Re Corporation, The St. Paul Companies and USF& G Corporation. Although Performance Graphs in 1993 and 1994 included The Travelers Corporation, Travelers Inc. has not been included in this year's Performance Graph because AIG does not believe the successor company is comparable to AIG in its overall business and operations. The prior years' Performance Graphs also included The Continental Corporation, which has been acquired by CNA Financial Corporation. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                       FIVE YEAR CUMULATIVE TOTAL RETURNS

                  VALUE OF $100 INVESTED ON DECEMBER 31, 1990

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             AIG           S&P 500       PEER GROUP
1990                                    100.00          100.00          100.00
1991                                    128.63          130.47          128.92
1992                                    152.52          140.41          143.89
1993                                    173.82          154.58          146.14
1994                                    195.04          156.60          146.25
1995                                    277.25          215.45          207.55

                  II.  APPROVAL OF A PROPOSAL TO ADOPT A 1996
                          EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has adopted, subject to approval of the shareholders, a 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan"), a copy of which is attached as Appendix A. The 1996 Purchase Plan is intended to replace AIG's 1984 Employee Stock Purchase Plan which was adopted on March 21, 1984 and approved by the shareholders on May 16, 1984. In the event of approval of the 1996 Purchase Plan by the shareholders, it is intended that no further purchase privileges shall be granted under the 1984 Employee Stock Purchase Plan, although currently outstanding subscriptions may continue in force until completed or revoked. The purpose of the 1996 Purchase Plan is to advance the growth and prosperity of AIG and its subsidiaries by providing their employees with an additional incentive to contribute to the best interests of AIG and to remain in the employ of AIG or any subsidiary of AIG through affording them an opportunity to acquire stock of AIG on an attractive basis. The 1996 Purchase Plan is to be administered by a Committee of at least three employees appointed by the Chairman of AIG.

     Under the 1996 Purchase Plan, all full-time employees as defined in the 1996 Purchase Plan who have at least two years of service with AIG or its subsidiaries, receive privileges to purchase up to an aggregate of 1,000,000 shares of AIG Common Stock, at a price which is 85% of the fair market value of such stock on the date of subscription or the date of the grant of the purchase privilege, whichever is greater. The 1996 Purchase Plan is intended to be an "employee stock purchase plan", as defined by Section 423 of the Internal Revenue Code of 1986, as amended ("the Code"). Purchase privileges are granted annually and are limited to a maximum of the whole number of shares that could be purchased by the lesser of an amount equal to 5% of an employee's annual compensation, or $5,500 or a pro-rata share of the shares remaining in the aggregate authorization under the 1996 Purchase Plan, whichever is less. No cash consideration is received for the granting of purchase privileges. Except in the case of death, disability or retirement, the amount subscribed is paid by payroll deduction from 22 bi-weekly paychecks in the second through eleventh months of the subscription year, and each subscription must be completely paid for within approximately one year of the subscription date. Provisions are made for immediate completion of subscriptions and issuance of shares upon death, disability or normal retirement. Upon termination of employment for any other reason, the subscription is terminated and contributions to date refunded. Employees may terminate their subscriptions at any time before their completion and receive refunds of their money. The shares subscribed for will not be issued until the subscription is paid for. Subscriptions are not transferable otherwise than by will or the laws of descent and distribution. The number of shares available for grant of purchase privileges or issuable under purchase privileges granted, and purchase prices, are subject to anti-dilution and similar adjustments. Shares subject to subscriptions which terminate or expire prior to issuance of the shares will be available for further purchase privileges under the 1996 Purchase Plan. There is no provision in the 1996 Purchase Plan for its extension after the exhaustion of the authorized shares. The Board may from time to time amend, modify, or terminate the 1996 Purchase Plan.

     At December 31, 1995, AIG and its subsidiaries had approximately 21,000 employees who would have been eligible to participate in the 1996 Purchase Plan. If the 1996 Purchase Plan had been in effect during 1995, each of Messrs. M.R. Greenberg, Matthews, Stempel, Tizzio, Tse and Mr. Gonda (who is a director of AIG but not an executive officer thereof) would have been eligible to receive purchase privileges with respect to 69 shares of AIG Common Stock, and all current executive officers as a group would have been eligible to receive purchase privileges with respect to 1,311 shares of AIG Common Stock, all based upon their salaries and the fair market value of the AIG Common Stock on December 29, 1995. The maximum number of shares with respect to which purchase privileges could have been granted under the terms of the 1996 Purchase Plan to all employees, including current officers who are not executive officers, if such plan had been in effect during 1995 was approximately 1,449,000 shares, based upon maximum participation by all eligible employees and the fair market value of the AIG Common Stock on December 29, 1995. The calculation of figures for all eligible employees based upon an assumption of maximum participation may be unrealistic; a more realistic estimate might be calculated by adjusting the participation during 1995 to reflect the increase in the maximum participation limitation from $3,750 to the new limitation of $5,500 which would be available under the 1996 Purchase Plan. There were 152,406 shares issued during 1995 pursuant to the 1984 Employee Stock Purchase Plan. Accordingly, assuming all employees who had subscribed for the previous maximum participation of $3,750 would subscribe for the new maximum participation of $5,500, there would have been approximately 223,500 shares issued during 1995 had the terms of the 1996 Purchase Plan been in effect.

     The market value of the AIG Common Stock on January 31, 1996 was $96.875.

TAXES

     For Federal income tax purposes, no income will be realized by employees participating in the 1996 Purchase Plan upon either the grant of a right to purchase or the actual purchase of shares under the Plan and neither AIG nor any of its subsidiaries will be entitled to any deduction at that time. If the shares acquired upon the exercise of the right to purchase shares are not disposed of within two years after the date the right to purchase shares was granted or, if later, within one year after the transfer of such shares to the participating employee, upon a disposition of the shares the participating employee will realize ordinary income in the amount of the lesser of (a) the excess of the fair market value of the shares at the time of their disposition over the amount paid for the shares by the employee, or (b) 15% of the fair market value of the shares at the time the right to purchase such shares was granted. Gains realized upon the disposition of the shares in excess of the amount treated as ordinary income will be taxable as long-term capital gain. Neither AIG nor any of its subsidiaries will be entitled to any deduction upon the disposition of the shares under the foregoing circumstances.

     If shares are disposed of before the end of either the two-year or one-year periods discussed above, a participating employee will realize ordinary income in the year of disposition on the difference between his purchase price and the fair market value of such shares at the date of purchase. The employer corporation will be entitled to a deduction for this amount, provided that such corporation is AIG, a member of AIG's affiliated group for Federal consolidated income tax purposes, or a parent or subsidiary corporation which files a separate Federal income tax return. The participating employee's tax basis in the shares disposed of will be increased by this amount and the difference between the sales price of the shares and this basis will be treated as a capital gain or loss (long-term or short-term depending on the holding period).

     Approval of the 1996 Employee Stock Purchase Plan requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     Your Board of Directors recommends a vote FOR the proposal to approve the 1996 Employee Stock Purchase Plan.

                         III.  SELECTION OF ACCOUNTANTS

     The Audit Committee and the Board of Directors have recommended the employment of Coopers & Lybrand L.L.P. as independent accountants of AIG for 1996. That firm has no direct or indirect financial interest in AIG or any of its parents or subsidiaries. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     Approval of the selection of accountants requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     Your Board of Directors recommends a vote FOR the proposal to employ Coopers & Lybrand L.L.P.

                           IV.  SHAREHOLDER PROPOSAL

     The Presbyterian Church (U.S.A.), 100 Witherspoon Street, Louisville, Kentucky 40202, which states that it owns 50,400 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The Adrian Dominican Sisters, 6701 Franklin Road, Bloomfield Hills, Michigan 48301, and Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, California 94111, who state that they hold 150 shares and 7,600 shares, respectively, of AIG Common Stock, have notified AIG that they are joining as proponents of the resolution to be proposed by the Presbyterian Church (U.S.A.). The text of the resolution and the supporting statement submitted by the sponsors are as follows:

          "1996 SHAREHOLDER PROPOSAL FOR AMERICAN INTERNATIONAL GROUP

WHEREAS, American International Group has, as a practical matter, no Nominating Committee, the full Board acting on the recommendation of the Executive Committee, two-thirds of whom are top management officials of American International Group;

WHEREAS, we believe our company would benefit from the leadership of directors who have been nominated through a more independent process;

WHEREAS, we believe the creation of a nominating committee composed of independent directors would strengthen the possibility of having directors who will bring a fresh and independent viewpoint when needed to the deliberations of our Board;

Therefore be it Resolved that the Board of Directors create a Nominating Committee of at least four members. All members of the Nominating Committee shall be independent directors who:

          1. have not been an executive of the company or its affiliates during the last five years;

          2. is not, and have not been, a member of a company that is one of the company's paid advisors or consultants;

          3. is not employed by a significant customer or supplier;

          4. do not, and did not, have a personal services contract with the company;

          5. are not employed by a tax-exempt organization that receives significant contributions from the company;

          6. are not a relative of any management of the company;

          7. are not serving the final year of his/her term on the Board;

          8. are not directors or officers of a corporation on which the chairman, CEO, President or any other officer of American International Group serves as director.

                              SUPPORTING STATEMENT

     We believe that directors who are free of any relationships which might influence or preclude their ability to exercise oversight of management and operations when needed are beneficial to a corporation. Such independence can serve the shareholders in numerous ways including resolution of conflicting views within management, or raising financial, public policy or issues of corporate policy and practice, such as equal employment opportunity and workforce diversity, which need addressing.

     Corporate leaders and institutional investors recognize the value of independence. A November 1992 survey of 600 directors of Fortune 1,000 corporations, conducted by Directorship and endorsed by the Business Roundtable, found that 93 percent believed that a majority of the Board should be composed of outside, independent directors. A majority also believed that the nominating committee should consist entirely of outside, independent directors. We agree.

     A nominating committee composed solely of independent directors should remove any question that candidates for the Board have been selected only by the current management. The use of the American International Group Executive Committee, two-thirds of whose members are management, to initially screen possible Board members may result in a Board with independent, impartial directors. This is not guaranteed, however. The adoption of this proposal would establish an unclouded process, and insure that candidates are proposed through a thoroughly independent objective process. We ask for your support."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. Your current Board and its predecessors have led AIG to prosperity and growth in value for all shareholders; AIG's long-term performance has consistently outpaced that of its competitors. Your Board of Directors does not believe that there would be any demonstrable improvement in the composition of the Board or the performance of AIG if the proposal were to be adopted. Your Board of Directors stresses the complete participation of all members in the Board decision-making process, without distinction based on employee or independent status. Your Board believes that the views of management are critically important to the nominating process at AIG, where management directors have substantial personal ownership of AIG shares and their interests as shareholders are entirely consistent with those of nonaffiliated shareholders. There is no justification for excluding this substantial interest from the nominating process. Because in practice your Board serves as a committee of the whole in determining nominees for membership, the views of the independent directors, who comprise a majority of the Board, are well represented. Any member of the Board can present names for consideration, and no action is taken on any candidate until that candidate is discussed with each non-employee member of the Board. In sum, your Board of Directors believes that its existing policies and practices with respect to the nominating process have resulted in significant benefit to both AIG and its shareholders, and that the suggested changes are neither necessary nor appropriate. Therefore, your Board of Directors urges a vote against this proposal.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     Your Board of Directors recommends a vote AGAINST this proposal.

                            V.  SHAREHOLDER PROPOSAL

     Christian Brothers Investment Services, Inc., 675 Third Avenue, 31st Floor, New York, New York 10017-5704, which states that it owns 63,641 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The Evangelical Lutheran Church in America, on behalf of the Lutheran Theological Seminary, 7301 Germantown Avenue, Philadelphia, Pennsylvania 19119, and the Sisters of Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, who state that they hold 3,000 shares and 150 shares, respectively, of AIG Common Stock, have notified AIG that they are joining as proponents of the resolution to be proposed by the Christian Brothers Investment Services, Inc. The text of the resolution and the supporting statement submitted by the sponsors are as follows:

                         "AMERICAN INTERNATIONAL GROUP

                             SHAREHOLDER RESOLUTION

     We believe the employee and board composition of major corporations should reflect the people in the workforce and marketplace of the 21st century if our company is going to remain competitive. Our employees, customers and stockholders are now made up of a greater diversity of backgrounds than ever before. The Department of Labor's 1995 bi-partisan Glass Ceiling Commission report "Good for Business: Making Full Use of the Nation's Human Capital" confirms diversity and inclusiveness in the work place has a positive impact on the bottomline. A Covenant Report of Standard and Poor 500 companies provided by Covenant Fund revealed ". . . firms that succeed in shattering their own glass ceiling racked up stockmarket records that were nearly 2 1/2 times better than otherwise-comparable companies."

     In 1994 the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% of the Fortune 500 companies in a comparable workforce of 57% diversity. The Glass Ceiling Commission reported that companies are selecting from only half of the talent in our workforce. Therefore we urge our corporation to enlarge its search for the best qualified board members by casting a wider net. If we are to be prepared for the 21st century we must learn how to compete in a growlingly diverse global market place by promoting and selecting the best people regardless of race, gender or their physical challenges. We believe the judgments and perspectives of a diverse Board would serve to improve the quality of corporate decision-making.

     A business roundtable survey of 600 directors of Fortune 1,000 corporations found 93% believed a Board and the nominating committee should be composed of a majority of outside independent directors.

     Since the Board of Directors is responsible for representing interests in corporate meetings, a growing proportion of stockholders are now attaching value to board inclusiveness. A 1994 Investor Responsibility Research Center Survey revealed 37% of respondents cited board diversity as the influencing factor for supporting votes.

     The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

     Therefore be it resolved: the Board of Directors report on the efforts in behalf of board inclusiveness to shareholders and the company by September 1996. The report will be at reasonable expense and will include:

          1. The nominating committee of the Board in its search for suitable board candidates, make a greater effort to search for qualified women and minority candidates for nomination to the Board of Directors.

          2. Report on our Corporation's efforts to encourage diversified representation on our Board of Directors.

          3. Report on our Corporation's effort to use minority and women executive search firms.

          4. Issue a statement publicly committing the company to a policy of board inclusiveness with the CEO's policy program for steps to take and the timeline expected to move in that direction."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. In the selection of candidates for Board membership, your Board seeks to select and recommend the best qualified persons based upon their individual talents, experience and abilities without regard to race, religion, national origin or gender. In your Board of Directors' judgment, providing reports or establishing formalistic procedures and arbitrary deadlines would not enhance the current Board selection process and would therefore not serve shareholder interests.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     Your Board of Directors recommends a vote AGAINST this proposal.

               VI.  SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year's proxy statement should be sent to the AIG Secretary at 70 Pine Street, New York, New York 10270 and must be received by December 4, 1996.

                              VII.  OTHER MATTERS

     If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Report of the Stock Option and Compensation Committee on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

PROXY SOLICITATION

     AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained Morrow & Co. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

                                   APPENDIX A

                       AMERICAN INTERNATIONAL GROUP, INC.

                 1996 EMPLOYEE STOCK PURCHASE PLAN (THE "PLAN")

     1. Purpose. The purpose of this Plan is to advance the growth and prosperity of American International Group, Inc. ("AIG") and any subsidiary corporation of AIG by providing their employees with an additional incentive to contribute to the best interests of AIG and to remain in the employ of AIG or any subsidiary corporation of AIG through affording them an opportunity to acquire stock of AIG on an attractive basis.

     2. The Stock. Privileges under the Plan shall be for the purchase of not more than an aggregate of 1,000,000 shares of Common Stock of AIG, subject to paragraph 13 below, which may be authorized but unissued shares or issued shares which have been acquired by AIG and are held in its treasury. Shares subject to subscriptions which terminate or expire prior to completion shall be available for further subscription hereunder.

     3. Administration of the Plan. The Plan shall be administered by a Committee of not less than three employees appointed from time to time by the Chairman of AIG. One member of the Committee shall be designated the trustee. The Committee shall have power to interpret the Plan and any subscription agreements entered into hereunder, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration, all of which shall, unless otherwise determined by the Board of Directors of AIG ("Board") be final and conclusive.

     4. Eligibility. The eligibility of each employee to participate in the Plan shall be determined on July 1, 1996 (the "initial determination date") and on each January 1, April 1, July 1 and October 1 thereafter (the "determination dates"). Any employee of AIG or its subsidiaries is eligible to participate in the Plan, except (a) an employee who has not been continually employed by AIG or its subsidiaries during the two year period ended on the day prior to (1) the initial determination date, or (2) any determination date thereafter, (b) any employee whose customary employment does not exceed 20 hours per week, and (c) an employee whose customary employment does not exceed five months in any calendar year. An employee's "eligibility date" shall mean that determination date on which the employee first becomes eligible to participate in the Plan after his employment, or after his last break in service, if any, or anniversary thereof.

     5. The Purchase Privilege. Annually on his eligibility date, each eligible employee is entitled to a new purchase privilege. Stock may be subscribed for pursuant to this purchase privilege only on the eligibility date when such privilege was first granted or on the first day of the next three succeeding calendar quarters (his "subscription date"), provided the employee has been continually employed by AIG or its subsidiaries between such eligibility date and his subscription date, inclusive. In order to exercise his purchase privilege, the employee must execute and file with the trustee a subscription agreement in such form as may be approved by the Board. Notwithstanding any provision in this Plan contained to the contrary, no employee or other person shall subscribe for or purchase stock pursuant to a purchase privilege more than 27 months from the date such privilege is granted.

     6. Price The purchase price of the shares under each subscription shall be 85% of their fair market value on the employee's subscription day or 85% of the fair market value on the day the purchase privilege is granted, whichever is greater, as determined by the Committee in the manner specified by the Board, and, in any event, shall not be less than the par value of such shares.

     7. Limits of Participation. Subject to paragraph 2, the maximum number of shares for which an employee shall be permitted to subscribe pursuant to any one annual purchase privilege shall be that number of whole shares which could be purchased by 5% of his annual rate of compensation on his subscription day, or by $5,500 or a pro-rata share of the shares remaining in the aggregate authorization under paragraph 2, whichever is less.

     8. Method of Payment. Subject to paragraphs 11 and 12, the employee's cost shall be paid through payroll deduction in equal amounts over a period of 44 consecutive weeks starting with the second pay day next following the subscription day.

     9. Issue and Delivery of Shares. The shares shall not be issued until the entire employee's cost is paid. Stock purchased through this Plan will be delivered to the respective employee as soon as reasonably practicable after the employee's cost for the entire subscription is paid in full. When the shares shall have been issued to the employee, he shall have all the rights and privileges of a shareholder of AIG with respect to shares purchased under the Plan.

     10. Cancellation of Participation. Each participating employee shall have the right to cancel his subscription at any time by giving the trustee written notice thereof, whereupon the amount of his deductions will be refunded.

     11. Rights Not Transferable. Except as hereinafter set forth, no participating employee shall have the right to sell, assign, transfer, pledge, or otherwise dispose of or encumber his right to participate in the Plan. In the event of the death of a participating employee during his employment, the person or persons to whom the employee's rights under any subscription under this Plan are transferred by will or the laws of descent and distribution shall have the right for a period of 12 months from the date of his death to pay the entire balance due from the employee and receive the subscribed-for stock, or in the alternative, to receive that number of whole shares which have been paid for by the employee through payroll deduction, together with the balance, if any, of such deductions.

     12. Termination of Employment. Upon termination of employment for any reason except death, disability or normal retirement, the amount of the employee's deductions shall be promptly refunded to him. In the event the termination is by reason of the employee's disability of normal retirement, the employee may elect, within six weeks, to pay the entire balance due and receive the subscribed-for stock or to receive that number of whole shares which he has paid for through payroll deduction, together with the balance, if any, of such deductions.

     13. Dilution or Other Adjustments. In the event of any event affecting AIG's capitalization, including, without limitation, an extraordinary dividend or distribution of cash, stock or assets, or in the event the outstanding shares of the Common Stock of AIG shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of AIG or of another corporation, whether through reorganization, merger, consolidation, recapitalization, stock split-up, combination of shares, stock dividend or otherwise, the Board shall make appropriate adjustment in the number or kind of shares or securities available for purchase pursuant to this Plan and subject to any subscription agreement, and the purchase price therefor. The determination of the Board as to such adjustments shall be conclusive.

     14. Amendment or Discontinuance of the Plan. The Board shall have the right to amend, modify or terminate the Plan at any time without notice.

     15. Stock Ownership. Notwithstanding anything herein to the contrary, no employee shall be entitled to a purchase privilege for any stock under the Plan if such employee, immediately after the receipt of such purchase privilege, owns stock (including all stock which may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations. In determining whether a company is a subsidiary, the rules of Section 424(f) of the Internal Revenue Code of 1986, as amended, shall be followed, and the rules of Section 424(d) shall apply in determining stock ownership, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee. Nor shall any employee be allowed to subscribe for any stock under the Plan which permits his rights to purchase stock under all stock purchase plans of AIG and its subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

     16. No Right to Continue Employment or as a Stockholder. Nothing contained in the Plan or in any subscription agreement entered into pursuant to the Plan shall confer on any employee any right to continue in the employ of AIG or any subsidiary corporation of AIG. Until the shares of stock subject to any subscription right are paid in full, the holder of any purchase privilege shall have no rights as a holder of stock.

     17. Listing and Registration of Shares, Other Approvals, etc. Each purchase privilege under the Plan shall be subject to the requirement that if at any time the Board shall determine that listing, registration or qualification of the shares subject thereto upon any securities exchange or under any State or Federal law, or the consent of approval of any governmental or regulatory body or any investment representation is necessary or desirable in connection with the issue or purchase of shares subject thereto, no such privilege may be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained free of any conditions not acceptable to the Board.

     18. Governing Law. The Plan shall be governed by and interpreted in accordance with the laws of the State of New York.

                       AMERICAN INTERNATIONAL GROUP, INC.
                        -----------------------------
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1996
                        -----------------------------
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints M.R. Greenberg, Edward E. Matthews and Thomas R. Tizzio, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of American International Group, Inc. to be held at Eighth Floor, 72 Wall Street, New York, New York 10270, on Monday, May 20, 1996 at 11:00 a.m., and all adjournments thereof, as follows:

     PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

 UNLESS OTHERWISE MARKED, THE PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE "FOR"
     ALL NOMINEES FOR ELECTION, "FOR" THE PROPOSAL TO ADOPT A 1996 EMPLOYEE
           STOCK PURCHASE PLAN, "FOR" THE APPOINTMENT OF INDEPENDENT
                  ACCOUNTANTS AND "AGAINST" ITEM 4 AND ITEM 5.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

                                             American International Group, Inc.
                                             P.O. Box 11486
                                             New York, NY 10203-0486

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1, "FOR"
                  ITEMS 2 AND 3, AND "AGAINST" ITEMS 4 AND 5.

1. Election as Directors of the following identified in the Proxy Statement: M. Aidinoff, L. Bentsen, M. Cohen, B. Conable, M. Feldstein, L. Gonda, E. Greenberg, M. Greenberg, C. Hills, F. Hoenemeyer, E. Matthews, D. Phypers, J. Roberts, T. Tizzio, E. Tse

                    Withhold
For     / /         Authority  / /      Exceptions*  / /

*INSTRUCTION: To withhold authority to vote for any of the foregoing individuals, mark the exceptions box. Write the name(s) on the following lines.

 ...............................................................................

 ...............................................................................

2. Approval of adoption of a 1996 Employee Stock
Purchase Plan

For     / /         Against    / /      Abstain      / /

3. Appointment of Independent Accountants

For     / /         Against    / /      Abstain      / /

4. Shareholder Proposal Described in the Proxy Statement

For     / /         Against    / /      Abstain      / /

5. Shareholder Proposal Described in the Proxy Statement

For     / /         Against    / /      Abstain      / /


If you have noted either an Address Change or made
Comments on the reverse side of the card, mark here.

Address Change and/or Comments Mark Here  / /


In their discretion to vote upon other matters that may properly come before the meeting.

Please sign exactly as your name appears to the left.

DATED ___________________________________________________________ , 1996

___________________________________________________________________________
Signature

___________________________________________________________________________
Signature

When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

VOTES MUST BE INDICATED
(x) IN BLACK OR BLUE INK.  / /


SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.